Exhibit 99.1

NeCastro to retire from Scripps Networks Interactive

KNOXVILLE, Tenn. [For Immediate Release – February 8, 2016]

Joseph G. NeCastro is retiring from Scripps Networks Interactive, after thirteen years with the Scripps group of media companies during which he has served as Chief Financial & Administrative Officer and Chief Development Officer.

NeCastro most recently led the successful acquisition of TVN, the leading multi-platform Polish media company, which was bought by Scripps Networks Interactive last year. He was instrumental in establishing the company’s commercial joint venture in the United Kingdom with BBC Worldwide through the acquisition of the company’s 50 percent stake in UKTV in 2011, and also led Scripps Networks’ investment in businesses such as Tastemade, Food52 and Refinery29.

The company’s international division, headed by President of Scripps Networks International Jim Samples, will now report directly to Kenneth W. Lowe, Chairman, President and CEO of Scripps Networks Interactive. Samples also will be appointed to succeed NeCastro as Chairman of the board of TVN.

Mark Hale, Executive Vice President, Global Operations and Chief Technology Officer, will also report to Lowe, while Scripps Networks’ corporate development and early stage investment strategy will continue to be headed by Julie Yoo, Senior Vice President of Corporate Development. Yoo will report to Chief Financial Officer Lori Hickok.

NeCastro will advise Scripps Networks Interactive as a consultant to its international division, as the business pursues its growth strategy through acquisitions and the rollout of existing networks on a global basis.

“Joe NeCastro is a world-class corporate finance and development executive who has been one of the key forces behind the company’s rapid growth into new global markets,” said Lowe. “Our business has undergone transformational international growth over recent years, and has taken its place as the world’s leading lifestyle media company. Joe has helped create tremendous value for the company and its shareholders during his time here, and we are well positioned to build on the achievements of the team over the coming years.”

NeCastro joined the Scripps media companies in 2002 as Chief Financial Officer for The E. W. Scripps Company, the former parent for Scripps Networks Interactive. He was named Chief Financial and Administrative Officer for Scripps Networks when it was spun out from The E. W. Scripps Company in 2008 as an independent, publicly traded company. NeCastro was instrumental in designing and overseeing the transaction that resulted in the spin off. He was named Chief Development Officer in February 2015.

Exhibit 99.1

Prior to joining Scripps, NeCastro served as Chief Financial Officer for Penton Media, Inc., where he played a leading role in the execution of Penton's spin-off and initial stock offering, as well as more than 20 acquisitions. He previously held senior financial positions at Reader's Digest, and U.S. News & World Report.

NeCastro also serves on the board of trustees of Mercyhurst University.

About Scripps Networks Interactive

Scripps Networks Interactive (NYSE: SNI) is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company's lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively engage more than 190 million U.S. consumers each month. International operations include TVN, Poland’s premier multi-platform media company; UKTV, an independent commercial joint venture with BBC Worldwide; Asian Food Channel, the first pan-regional TV food network in Asia; and lifestyle channel Fine Living. The company’s global networks and websites reach millions of consumers across North and South America, Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit scrippsnetworksinteractive.com.

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Contact:  Scripps Networks Interactive

Investors: Mike Gallentine, 865-560-4473, mgallentine@scrippsnetworks.com

Media: Dylan Jones, 865-560-5068, DJones@scrippsnetworks.com

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